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                                                       Exhibit 23

                    INDEPENDENT AUDITORS' CONSENT

     We consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-2 (Reg. No. 333-45923) of Sun Life Assurance Company of Canada (U.S.) of our report dated February 5, 1999 accompanying the statutory financial statements of Sun Life Assurance Company of Canada (U.S.) appearing in the Prospectus, which is part of such Registration Statement, and to the incorporation by reference of our reports dated February 5, 1999 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 1998.

     We also consent to the reference to us under the headings "Accountants" and "Condensed Financial Information - Accumulated Unit Values" in such Prospectus.

DELOITTE & TOUCHE LLP
Boston, Massachusetts

April 29, 1999